Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)
Calix, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of registration fee
Calix, Inc. Stock Purchase and Matching Plan	Equity	Common Stock, $0.025 par value per share	Rules 457(c) and 457(h)	1,344,600	(2)	$38.60	$51,901,560.00	$138.10 per million dollars	$7,167.61
	Total Offering Amounts						$51,901,560.00		$7,167.61
	Total Fee Offsets								$—
	Net Fee Due								$7,167.61
(1)Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall be deemed to cover any additional securities which may from time to time be offered or issued under the plans covered by this Registration Statement to prevent dilution by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration.
(2)Represents 1,344,600 additional shares of common stock available for future issuance under the Stock Purchase and Matching Plan.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The offering price is based on the average of the high and low sales prices per share of the Registrant’s common stock on July 17, 2026 as reported on the New York Stock Exchange.